UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 3, 2006

Clearant, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50309	912190195
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11111 Santa Monica Blvd., Suite 650, Los Angeles, California		90025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 479-4570

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As of January 3, 2006, the breach of the April 1, 2005 license agreement between the company and Tristar Bioventures International remained uncured by Tristar. The company and Tristar are currently in negotiations to resolve this uncured breach and therefore the company has granted Tristar a one-time waiver for an additional 30 days to make such non-recoupable, non-refundable payment of $500,000 unless otherwise agreed to by the company. If such payment is not received by February 2, 2006, the license agreement shall automatically terminate under its terms. Such breach is further discussed in Footnote 7 to the unaudited condensed financial statements contained in the company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2005 (10-Q), which is incorporated herein by reference.

The company did not recognize any revenue from Tristar in 2005, and therefore no bad debt expense would be incurred related to a termination. In addition, if such termination of the agreement occurs, it would not affect the statements in our Form 10-Q under Liquidity and Capital Resources that our existing capital resources will be sufficient to meet our operating expenses and capital requirements for at least the next twelve months.

Except as required by law, the company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearant, Inc.

January 9, 2006	By:	/s/ Jon Garfield

Name: Jon Garfield
Title: Chief Financial Officer